     As filed with the Securities and Exchange Commission on April 3, 1998
                                                Registration No. 333-_____
     _____________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                 ________________

                           PRENTISS PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)
               MARYLAND                                   75-2261588
(State or other jurisdiction of
incorporation or organization)               (I.R.S. Employer Identification No)

                      3890 W. Northwest Highway, Suite 400
                              Dallas, Texas 75220
                              (214) 654-0886
             (Address, including zip code, and telephone number,
                            including area code, of
                   registrant's principal executive offices)

                               J. Kevan Dilbeck
                           Prentiss Properties Trust
                     3890 W. Northwest Highway, Suite 400
                              Dallas, Texas 75220
                                (214) 654-0886
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                   Copy to:
                               Randall S. Parks
                               Hunton & Williams
                         Riverfront Plaza, East Tower
                             951 East Byrd Street
                         Richmond, Virginia 23219-4074

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box:[_]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                     Proposed Maximum      Proposed Maximum
      Title of Each Class of                  Aggregate Amount       Offering Price Per    Aggregate Offering        Amount of
   Securities to be Registered               to be Registered(2)         Unit(3)               Price(3)          Registration Fee(4)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest,
      $.01 par value, per share, and         $716,561,172.12                 (6)           $716,561,172.12          $211,385.55
      Preferred Share Purchase Rights (5)
Preferred Shares of Beneficial Interest,
      $.01 par value, per share
====================================================================================================================================

(1) This Registration Statement also covers delayed delivery contracts that may be issued by the Registrants under which the party purchasing such contracts may be required to purchase Common Shares or Preferred Shares. Such contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold either separately or as units comprising more than one type of security registered hereunder.
(2) Not specified as to each class of the above-referenced securities (collectively, the "Offered Securities") to be registered, pursuant to General Instruction II.D of Form S-3. In no event will the aggregate initial offering price of the Offered Securities registered hereby exceed $716,561,172.12
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1993. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereby. No separate consideration will be received for Common Shares or Preferred Shares as may be issued from time to time upon conversion of Preferred Shares.
(4) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to $283,438,827.88 aggregate offering price of Common Shares of Beneficial Interest (and attached Rights) and Preferred Shares of Beneficial Interest registered under its Registration Statement on Form S-3 (File No. 333-38079). Registrant previously paid a registration fee of $166,667 in connection with such Registration Statement, which originally covered $550,000,000 aggregate offering price of securities.
(5) The Rights to Purchase Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B, are attached to and trade with the Common Shares.
(6) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act, the combined Prospectus included in this Registration Statement also relates to Common Shares of Beneficial Interest (and attached Rights) and Preferred Shares of Beneficial Interest covered in Registrants' Registration Statement on Form S-3 (File No. 333-38079).

Information contained herein is subject to completion or amendment. A registration statement relating to the securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION, DATED APRIL 3, 1998
PROSPECTUS
                           PRENTISS PROPERTIES TRUST

                                $1,000,000,000

                     COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST

          Prentiss Properties Trust (together with its subsidiaries, the "Company") may offer from time to time in one or more series hereunder (i) its Common Shares of Beneficial Interest, $.01 par value per share ("Common Shares"), and (ii) its Preferred Shares of Beneficial Interest, $.01 par value per share ("Preferred Shares") having an aggregate public offering price not to exceed $1,000,000,000, on terms to be determined at the time of sale. The number of Preferred Shares and Common Shares offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other Offered Securities, in separate series and in amounts, at prices and on terms to be determined at the time of sale and set forth in the applicable Prospectus Supplement. The Company's Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "PP."

          The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Shares, the aggregate number of shares offered, the initial public offering price and other terms thereof; (ii) in the case of Preferred Shares, the specific designation and stated value, the number of shares or fractional interests therein, any dividend, liquidation preference, redemption, sinking fund, voting and other rights, the terms for conversion into or exchange for other securities, if any, including terms of any securities into or for which they are convertible or exchangeable, and other terms thereof, the initial public offering price and any securities exchange listings; and (iii) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

          The applicable Prospectus Supplement will also contain information, where applicable, concerning material United States federal income tax considerations relating to the Offered Securities covered thereby.

          The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any designated agents or any underwriters are involved in the sale of Offered Securities, they will be identified and their compensation will be described in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing such Offered Securities and the method and terms of the offering thereof.

                                 ____________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS  PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A  CRIMINAL OFFENSE.

                                 ____________


                THE DATE OF THIS PROSPECTUS IS          , 1998.

CERTAIN PERSONS PARTICIPATING IN THE SECURITIES OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING PURCHASES OF THE OFFERED SECURITIES TO STABILIZE THEIR MARKET PRICES, PURCHASES OF THE OFFERED SECURITIES TO COVER SOME OR ALL OF SHORT POSITIONS IN THE OFFERED SECURITIES MAINTAINED BY THE RESPECTIVE UNDERWRITERS OF THE SECURITIES OFFERINGS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                          FORWARD-LOOKING STATEMENTS

     This Prospectus, any Prospectus Supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements relate to future events, the future financial performance of the Company, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company or industry to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Prospective investors should specifically consider the various factors identified in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein, which could cause actual results to differ, including particularly those discussed in the section entitled "Risk Factors" in the Company's most recent Annual Report on Form 10-K. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any forward-looking statements to reflect future events or developments.

                                  THE COMPANY

     The Company is a self-administered and self-managed REIT that acquires, owns, manages, leases, develops and builds office and industrial properties throughout the United States. The Company operates principally through Prentiss Properties Acquisition Partners, L.P. and its subsidiaries (the "Operating Partnership") and Prentiss Properties Limited, Inc. (the "Manager"). As of April 1, 1998, the Company owned interests in a diversified portfolio of 229 primarily suburban Class A office and suburban industrial properties containing approximately 19.9 million net rentable square feet. The properties are located in 18 major U.S. markets and consist of 98 office buildings (the "Office Properties") containing approximately 10.4 million net rentable square feet and 131 industrial buildings (the "Industrial Properties" and together with the Office Properties, the "Properties") containing approximately 9.4 million net rentable square feet. As of March 1, 1998, the Office Properties were approximately 96% leased to approximately 850 tenants and the Industrial Properties were approximately 94% leased to approximately 400 tenants. The Company manages approximately 48.7 million net rentable square feet in 485 office and industrial properties in 23 U.S. markets that are owned by the Company and by third parties and that are leased to approximately 3,000 tenants. The Company also has six office properties and four industrial properties under development, which together will contain approximately 1.3 million net rentable square feet.

     The Company is a full service real estate company with regional management offices in Los Angeles, Dallas, Chicago, Washington, D.C., Atlanta and Philadelphia. The Company has approximately 800 employees and benefits from its in-house expertise in areas such as acquisitions, development, facilities management, property management and leasing.

     The Company is a Maryland real estate investment trust. Its executive offices are located at 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220, and its telephone number is (214) 654-0886.

                                USE OF PROCEEDS

     The Company will contribute the net proceeds of any sale of Offered Securities to the Operating Partnership in exchange for additional units of limited partnership interest in the Operating Partnership ("Units"). Unless otherwise set forth in the applicable Prospectus Supplement, such net proceeds will be used by the Company and the Operating Partnership for general corporate purposes, which may include the acquisition of additional properties, portfolios of properties, or management companies, repayment of indebtedness, and making improvements to properties.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's (or Predecessor Company's) consolidated ratios of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1997, and for each of the last five fiscal years. There were no significant dividends paid on the Company's outstanding Preferred Shares in 1997. Accordingly, the ratio of earnings to fixed charges and Preferred Share dividends is identical to the ratio of earnings to fixed charges. The Company data from the period prior to the Company's initial public offering ("IPO") of its Common Shares and the commencement of its intent to qualify as a REIT on October 22, 1996, reflects the operations of the Predecessor Company. The consolidated ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of line of credit fees and loan commitment fees.

                                    The Company                               Predecessor Company
                       --------------------------------------    ----------------------------------------------
                                                                                       Year Ended December 31,
                                                                                       ------------------------
                       Year Ended         October 22, 1996 to    January 1, 1996 to
                       December 31, 1997  December 31, 1996      October 21, 1996         1995     1994    1993
                       -----------------  -------------------    ------------------       ----     ----    ----
Ratio of earnings to          2.68                 7.90                  1.80             3.57     3.30    2.98
fixed charges

                   DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL

     The Declaration of Trust of the Company provides that the Company may issue up to 100,000,000 Common Shares and 20,000,000 Preferred Shares. At April 1, 1998, there were 39,501,270 Common Shares and 3,773,585 Participating Cumulative Redeemable Preferred Shares, Series A, (the "Series A Preferred Shares") issued and outstanding. As permitted by the Maryland REIT Law (as defined below), the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Company, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has authority to issue.

     The following information with respect to the shares of beneficial interest of the Company is subject to the detailed provisions of the Company's Declaration of Trust, as amended, and the Amended and Restated Bylaws as currently in effect (the "Bylaws"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of such Declaration of Trust and Bylaws.

     As a Maryland REIT, the Company is subject to various provisions of Title 8, as amended from time to time, of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") and the Maryland General Corporation Law (the "MGCL"). Both the Maryland REIT Law and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or former shareholder and that the Company shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

     All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of beneficial interest and to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust (as defined below), holders of Common Shares are entitled to receive dividends if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to pay quarterly dividends to its shareholders.

     The holders of Common Shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees. Except as otherwise required by law or provided in any Articles Supplementary approved by resolution of the Board of Trustees and filed with and accepted for record by the State Department of Assessments and Taxation of Maryland setting the preferences, rights, and other terms of any series of Preferred Shares, the holders of such Common Shares exclusively possess all voting power. The Declaration of Trust does not provide for cumulative voting in the election of trustees. Subject to any preferential rights of any outstanding series of Preferred Shares, the holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Trustees from funds available therefore, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of beneficial interest issued will be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

     Pursuant to the Maryland REIT Law, a REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. The Company's Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares of the Company); (b) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (c) the termination of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

     The Transfer Agent for the Common Shares is First Chicago Trust Company of New York. The Common Shares are traded on the NYSE under the symbol "PP." The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

PREFERRED SHARE PURCHASE RIGHTS

     On February 17, 1998, pursuant to the Company's Rights Plan, the Company distributed as a dividend one Right for each outstanding share of Common Stock. Each Right entitles the holder to buy one one-thousandth of a share (a "Preferred Share Unit") of the Company's Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B, par value $.01 per share (the "Series B Preferred Shares") at an exercise price of $85, subject to adjustment. Each Preferred Share Unit of a Series B Preferred Share is structured to be the equivalent of one Common Share.

     The Rights will become exercisable only if a person or group acquires, obtains the right to acquire or announces a tender offer to acquire 10% (or, in the case of Security Capital Preferred Growth Incorporated ("SCPG") (the holder of all of the Company Series A Preferred Shares) and its affiliates, 11%) or more of the outstanding Common Shares. When exercisable, each Right entitles the holder, upon payment of the exercise price, to acquire Series B Preferred Shares or, at the option of the Company, Common Shares (or in certain circumstances, cash, property or other securities), having a value equal to twice the Right's exercise price. If the Company is acquired in a merger or other business combination or if 50% or more of the Company's assets or earning power is transferred, each Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the Right.

     Until such time as a person or group acquires or announces a tender offer to acquire 10% or more of the Common Shares, (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with such Common Share certificates, and (ii) the surrender for transfer of any certificate for Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. The Rights will expire on February 17, 2008, and may be redeemed by the Company at a price of $.001 per Right at any time prior to the tenth day after an announcement that a 10% position has been acquired.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires more than 10% (or, in the case of SCPG, 11%) of the outstanding Common Shares of the Company if certain events thereafter occur without the Rights having been redeemed. However, because the Rights are redeemable by the Board of Trustees in certain circumstances, the Rights should not interfere with any merger or other business combination approved by the Board.

PREFERRED SHARES

     Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each such series, subject to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. The Board could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of delaying, deferring or preventing a takeover or other transaction which holders of some, or a majority, of the Common Shares might believe to be in their best interests or in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then-market-price of such Common Shares.

     The Preferred Shares will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Shares offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Shares and the number of shares offered; (ii) the price at which such shares will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such series; (v) any conversion provisions of such series; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

     The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Shares, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of Preferred Shares and, in all cases, will be senior to the Common Shares.

     Dividend Rights. Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Shares. Such rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

     If the applicable Prospectus Supplement so provides, as long as any Preferred Shares are outstanding, no dividends will be declared or paid nor will any distributions be made on the Common Shares, other than a dividend payable in Common Shares, unless the accrued dividends on each series of Preferred Shares have been fully paid or declared and set apart for payment and the Company shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of Preferred Shares.

     If the applicable Prospectus Supplement so provides, when dividends are not paid in full upon any series of Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with such series of Preferred Shares, all dividends declared upon such series of Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of Preferred Shares and such other series will in all cases bear to each other the same ratio that accrued dividends per share on such series of Preferred Shares and such other series bear to each other.

     Each series of Preferred Shares will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of Preferred Shares may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable Prospectus Supplement, no series of Preferred Shares will be entitled to participate in the earnings or assets of the Company.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares will be entitled to receive out of the assets of the Company available for distribution to shareholders the amount stated or determined on the basis set forth in the Prospectus Supplement relating to such series, which may include accrued dividends if such liquidation, dissolution or winding up is involuntary, or may equal the current redemption price per share (otherwise than for the sinking fund, if any provided for such series) provided for such series set forth in such Prospectus Supplement, if such liquidation, dissolution or winding up is voluntary, and on such preferential basis as is set forth in such Prospectus Supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to Preferred Shares of any series and any other shares of beneficial interest of the Company ranking as to any such distribution on a parity with such series of Preferred Shares are not paid in full, the holders of Preferred Shares of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable Prospectus Supplement. The rights, if any, of the holders of any series of Preferred Shares to participate in the assets of the Company remaining after the holders of other series of Preferred Shares have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of the Company will be described in the Prospectus Supplement relating to such series. Unless provided otherwise in the Prospectus Supplement relating to a series of Preferred Shares, in determining whether a distribution (by dividend, redemption or other acquisition of shares or otherwise) to shareholders of the Company whose rights on dissolution are junior to those of such series of Preferred Shares is permitted under Maryland law, no effect shall be given to the amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the shareholders of such series of Preferred Shares.

     Redemption. A series of Preferred Shares may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, at the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement relating to a series of Preferred Shares which is subject to mandatory redemption shall specify the number of shares of such series that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If, after giving notice of redemption to the holders of a series of Preferred Shares, the Company deposits with a designated bank funds sufficient to redeem such Preferred Shares, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert such shares into other classes of stock of the Company. The redemption price will be stated in the Prospectus Supplement relating to a particular series of Preferred Shares.

     Except as indicated in the applicable Prospectus Supplement, the Preferred Shares are not subject to any mandatory redemption at the option of the holder.

     Sinking Fund. The Prospectus Supplement for any series of Preferred Shares will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

     Conversion Rights. The Prospectus Supplement for any series of Preferred Shares will state the terms, if any, on which shares of that series are convertible into Common Shares or another series of Preferred Shares. The Preferred Shares will have no preemptive rights.

     Voting Rights. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Shares, a holder of Preferred Shares will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Shares, in the event the Company issues full shares of any series of Preferred Shares, each such share will be entitled to one vote on matters on which holders of such series of Preferred Shares are entitled to vote.

     Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for a series of Preferred Shares will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Shares will send notices to shareholders of any meetings at which holders of Preferred Shares have the right to vote on any matter.

SERIES A PREFERRED SHARES

     As of March 31, 1998, there were 3,773,585 Series A Preferred Shares issued and outstanding. The holders of the Series A Preferred Shares have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares are not subject to any sinking fund or other similar obligation of the Company.

     The Company currently acts as Transfer Agent for the Company's Series A Preferred Shares.

     Dividends. Holders of the Series A Preferred Shares will be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to the greater of (i) an annual dividend of $1.60 or (ii) the regular cash dividend on the Common Shares, or portion thereof, into which the Series A Preferred Shares are convertible. See "--Conversion." Such dividends are cumulative from the date of original issue and payable quarterly in arrears on a date to be determined by the Board of Trustees (each, a "Dividend Payment Date") which shall be no later than the thirteenth day after the last day of each March, June, September and December.

     Dividends on Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears. Holders of Series A Preferred Shares will not be entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the Series A Preferred Shares.

     Except as provided in the next sentence, no dividends will be declared or paid on any class or shares of beneficial interest of the Company ranking, as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up, on a parity with the Series A Preferred Shares ("Parity Shares"), unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for the payment thereof set aside for such payment on the Series A Preferred Shares for all prior dividend periods. If accrued dividends on the Series A Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series A Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Shares and such Parity Shares.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Shares made for purposes of any employee, incentive or benefit plan of the Company or any subsidiary), unless
(a) all cumulative dividends with respect to the Series A Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and (b) sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Shares and any Parity Shares.

     As used herein, (i) the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares, or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (ii) the term "Junior Shares" means the Common Shares and any other class or series of shares of capital stock of the Company now or hereafter issued and outstanding that ranks junior to the Series A Preferred Shares as to the payment of dividends or in the distribution of assets or amounts upon liquidation, dissolution and winding up and (iii) the term "Fully Junior Shares" means Junior Shares that rank junior to the Series A Preferred Shares both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

     Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Shares will be entitled to receive out of assets of the Company legally available for distribution to shareholders a liquidation preference of $26.50 per Series A Preferred Share, plus an amount per Series A Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

     Until the holders of Series A Preferred Shares and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares are insufficient to pay in full the amount payable upon liquidation with respect to the Series A Preferred Shares and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series A Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another entity, a statutory share exchange by the Company nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

     In determining whether a distribution (by dividend, redemption or other acquisition of shares or otherwise) to shareholders of the Company whose rights on dissolution are junior to those of holders of Series A Preferred Shares is permitted under Maryland law, no effect shall be given to the amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares.

     Redemption at the Option of the Company. Except as may be required under the Ownership Limitation (as defined below), the Series A Preferred Shares are not redeemable by the Company prior to December 29, 2004. On and after December 29, 2004, the Company, at its option, upon not less than 30 or more than 90 days written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash out of funds legally available therefor, at a redemption price of $26.50 per share, plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

     Conversion. Beginning on January 1, 1999, holders of the Series A Preferred Shares shall have the right, on sixty days written notice of its intent to convert, to convert all or any portion of such shares into a number of Common Shares based on a conversion price of $26.50 per Common Share, subject to adjustment (the "Conversion Price"). Such conversion may occur earlier than January 1, 1999, in the event of a change of control of the Company or the termination of the Company's status as a REIT, or as otherwise determined by the Company. The right to convert Series A Preferred Shares called for redemption will terminate at the close of business on the fifth business day prior to the redemption date for such Series A Preferred Shares.

     Limitation on Issuance of Additional Preferred Shares and Indebtedness. Without the written consent of a holders of a majority of the issued and outstanding Series A Preferred Shares, neither the Company nor the Operating Partnership may authorize or create any class of preferred securities or incur any indebtedness if immediately following such issuance and after giving effect to such issuance and the application of the net proceeds therefrom, the Company's ratio of consolidated net income (excluding extraordinary income and gains) to consolidated fixed charges for the four fiscal quarters immediately preceding such issuance would be less than 1.75 to 1.0.

     Ranking. With respect to payment of dividends and amounts upon liquidation, dissolution or winding up, the Series A Preferred Shares will rank (i) senior to the Company's Common Shares and any other class or series of shares of beneficial interest of the Company over which the Preferred Shares have preference or priority in the payment of dividend or distributions upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which provide that the holders of such class or series and the holders of Series A Preferred Shares shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preference, without the preference or priority of one over the other; and (iii) junior to all existing and future indebtedness of the Company and equity securities of the Company the terms of which provide that the holders thereof are entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series A Preferred Shares. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion.

     Voting Rights. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series A Preferred Shares will have no voting rights.

     If for two consecutive quarterly periods, (i) dividends payable on the Series A Preferred Shares are in arrears, whether or not earned or declared,
(ii) the Company fails to pay dividends on the Common Shares of at least $.38 per share (subject to adjustment), or (iii) the Company fails to maintain a ratio of consolidated EBITDA to consolidated fixed charges of at least 1.75, then the number of Trustees then constituting the Board of Trustees of the Company will be increased by two, and the holders of Series A Preferred Shares, voting together as a single class, will have the right to elect two additional Trustees to serve on the Company's Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of the Series A Preferred Shares. Whenever, as the case may be, (i) all such dividends and dividends for the current quarterly period on the Series A Preferred Shares have been declared and paid or set aside for payment, (ii) the Company has paid dividends on the Common Shares of at least $.38 per share (subject to adjustment) for two consecutive quarters, or (iii) the Company maintains a ratio of consolidated EBITDA to consolidated fixed charges of at least 1.75 for two consecutive quarters, then such voting rights will terminate, and the number of Trustees on the Board of Trustees shall be reduced accordingly. The term of office of all Trustees so elected will terminate with the termination of such voting rights.

     The approval of at least 51% of holders of the outstanding Series A Preferred Shares, voting as a single class, is required in order to (i) amend, alter or repeal the Company's Declaration of Trust (including the Articles Supplementary) to affect materially and adversely the rights, preferences or voting power of the holders of the Series A Preferred Shares (provided however that the amendment of the Declaration of Trust to create, authorize or increase the authorized number of any Parity Shares, Junior Shares or Fully Junior Shares shall not be deemed to materially and adversely affect the holders of the Series A Preferred Shares); (ii) enter into a share exchange that affects the Series A Preferred Shares, or consolidate with or merge with another entity, or consolidate or merge another entity with and into the Company, unless in each such case each Series A Preferred Share remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series A Preferred Shares (except for changes that do not materially and adversely affect the holders of Series A Preferred Shares). However, no such vote of the holders of the Series A Preferred Shares shall be required if, at or prior to the time that an amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series A Preferred Shares at the time outstanding to the extent such redemption is authorized by the Articles Supplementary and the Declaration of Trust.

     Except as provided above and as required by applicable law, the holders of Series A Preferred Shares are not entitled to vote on any merger or consolidation involving the Company, on any share exchange or on a sale of all or substantially all of the assets of the Company.

SERIES B PREFERRED SHARES

     In connection with its Shareholder Rights Plan, the Company designated 1,000,000 preferred shares of beneficial interest as Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B (the "Series B Preferred Shares"), which, under certain circumstances, may be issued to holders of Preferred Share Purchase Rights if such Rights become exercisable. See "-- Preferred Share Purchase Rights." As of April 1, 1998, no Series B Preferred Shares were issued or outstanding.

                    RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of beneficial interest. Specifically, no more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than its 1996 taxable year), and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than its 1996 taxable year). See "Federal Income Tax Considerations--Requirements for Qualification."

     Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.5% of the number of outstanding Common Shares (other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding Common Shares and SCPG, which may own up to 11% of the number of outstanding Common Shares) or more than 9.8% of the number of outstanding Preferred Shares of any series (other than SCPG, which may own all of the Series A Preferred Shares) (the "Ownership Limitation"). The Board of Trustees may, but is not required to, decrease the ownership limit applicable to Michael V. Prentiss' ownership of Common Shares to 9.8% (but not less than 9.8%) of the outstanding Common Shares upon (i) an increase in the number of outstanding Common Shares or (ii) a reduction of the number of Common Shares owned, directly or indirectly, by Michael V. Prentiss. Upon any such adjustment, the Ownership Limitation applicable to other shareholders with respect to the Common Shares will be increased proportionately to a maximum of 9.8% of the number of outstanding Common Shares. Any transfer of Common or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limitation, (ii) result in the Company's outstanding shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Common or Preferred Shares.

     Subject to certain exceptions described below, if any purported transfer of Common or Preferred Shares would (i) result in any person owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limitation,
(ii) result in the Company's outstanding shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, the Common or Preferred Shares will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or Preferred Shares. The record holder of the Common or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common or Preferred Shares to the Company for registration in the name of the Share Trust. The Share Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust and resulting in the redesignation of such Common or Preferred Shares as Shares-in-Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) the record date for which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common or Preferred Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported on The Nasdaq National Market or, if such system is no longer in use, the principal automated quotations system that may then be in use or, if the Common or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or Preferred Shares selected by the Board of Trustees. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Any person who acquires or attempts to acquire Common or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common or Preferred Shares that were transferred to a Share Trust, is required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     The Declaration of Trust requires all persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common and Preferred Shares, within 30 days after January 1 of each year, to provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common and Preferred Shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of Common or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limitation under certain circumstances. However, the Board may not grant an exemption from the Ownership Limitation to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest of the Company in excess of the Ownership Limitation would result in the termination of the Company's status as a REIT. The foregoing restrictions will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company.

     The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company.

     All certificates representing Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Offered Securities. The discussion contained herein does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations (except to the extent described below), financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States (except to the extent described below) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "Service"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company elected to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year beginning on the day prior to the closing of its IPO and ending on December 31, 1996. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company has or will remain so qualified.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     Qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Failure to Qualify."

     As a REIT, the Company generally is not subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test multiplied by (ii) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that the Company elects to retain and pay income tax on the net long-term capital gain that it receives in a taxable year, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Finally, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in-gain" assume that the Company will make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition. See "Proposed Tax Legislation."

     REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets.
The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. Beginning with its 1998 taxable year, if the Company complies with the requirements for ascertaining the ownership of its outstanding shares of beneficial interest and does not know or have reason to know that it has violated the 5/50 Rule, it will be deemed to satisfy the 5/50 Rule for the taxable year. The Company has issued sufficient Common Shares with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, the Company's Declaration of Trust provides for restrictions regarding transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions are described in "Restrictions on Ownership and Transfer."

     For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company currently has three wholly-owned subsidiaries, the General Partner, the general partner of Prentiss Properties Real Estate Fund I, L.P. and the general partner of Prentiss Austin Properties, L.P., and may have additional wholly-owned subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. In applying the requirements described herein, any "qualified REIT subsidiaries" of the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. All of the Company's corporate subsidiaries are "qualified REIT subsidiaries." Those subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership and the noncorporate subsidiaries of the Operating Partnership (the "Noncorporate Subsidiaries") will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein.

     INCOME TESTS

     In order for the Company to qualify and to maintain its qualification as a REIT, two requirements relating to the Company's gross income must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to the Company is discussed below.

     The rent received by the Company from its tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Rent received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or a direct or indirect owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if Rent attributable to personal property, leased in connection with a lease of a Property, is greater than 15% of the total Rent received under the lease, then the portion of Rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," the Company generally must not operate or manage the Properties or furnish or render services to the tenants of such Properties, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, the Company may furnish or render a de minimis amount of "noncustomary services" to the tenants of a
         -- -------
Property other than through an independent contractor as long as the amount that the Company receives that is attributable to such services does not exceed 1% of its total receipts from the Property. For that purpose, the amount attributable to the Company's noncustomary services will be at least equal to 150% of the Company's cost of providing the services.

     The Company does not charge Rent for any portion of any Property that is based, in whole or in part, on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above). Furthermore, the Company expects that, with respect to other properties that it may acquire in the future, it will not charge Rent for any portion of any property that is based, in whole or in part, on the income or profits of any person to the extent that the receipt of such Rent would jeopardize the Company's status as a REIT. In addition, the Company currently does not receive any Rent from a Related Party Tenant, and the Company expects that, to the extent that it receives Rent from a Related Party Tenant in the future, such Rent will not cause the Company to fail to satisfy either the 75% or 95% gross income test. The Company also currently does not receive Rent attributable to personal property that is greater than 15% of the Rent received under the applicable Lease. The Company expects that, in the future, it will not allow the Rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total Rent received under the lease, if the receipt of such Rent would cause the Company to fail to satisfy either the 75% or 95% gross income test.

     Through the Operating Partnership and the Noncorporate Subsidiaries, none of which constitutes a qualifying independent contractor, the Company provides and will provide in the future certain services to its tenants. The Company believes that all such services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise "rendered to the occupant," so that the provision of such services does not jeopardize the qualification of the Rent as "rents from real property." In the case of any services that are not "usual and customary" under the foregoing rules, the Company employs and will continue to employ qualifying independent contractors to provide such services. Furthermore, the Company expects that it will not provide noncustomary services with respect to other properties that it acquires in the future (other than through a qualifying independent contractor) to the extent that the provision of such services would cause the Company to fail to satisfy either the 75% or 95% gross income test.

     If any portion of the Rent does not qualify as "rents from real property" because such Rent is attributable to personal property and exceeds 15% of the total Rent received under the applicable lease, the portion of the Rent that is attributable to the personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to such personal property, plus any other income received by the Company during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of the Company's gross income during such year, the Company likely would lose its REIT status. If, however, any portion of the Rent received under a lease does not qualify as "rents from real property" because either (i) the Rent is considered based on the income or profits of any person or (ii) the tenant is a Related Party Tenant, none of the Rent received by the Company under such lease would qualify as "rents from real property." In that case, if the Rent received by the Company under such lease, plus any other income received by the Company during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of the Company's gross income for such year, the Company likely would lose its REIT status. Finally, if any portion of the Rent does not qualify as "rents from real property" because the Company furnishes noncustomary services to the tenants of a Property other than through a qualifying independent contractor, none of the Rent received by the Company with respect to the related Property would qualify as "rents from real property." In that case, if the Rent received by the Company with respect to the related Property, plus any other income received by the Company during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of the Company's gross income for such year, the Company would lose its REIT status.

     The Company, through the Operating Partnership, may receive other types of income that will not qualify for purposes of the 75% or 95% gross income test. In particular, dividends paid with respect to the stock of the Manager owned by the Operating Partnership will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the Operating Partnership has received and in the future will receive indirectly certain fees for the performance of certain services by a Noncorporate Subsidiary with respect to Properties that are owned, directly or indirectly, by the Operating Partnership. Although the law is not entirely clear, to the extent that the Operating Partnership owns, directly or indirectly, both an interest in such Properties and an interest in the Noncorporate Subsidiary providing the services, such fees should be disregarded for purposes of the 75% and 95% gross income tests. However, the remainder of such fees received by the Operating Partnership (i.e., any portion of the fees that is attributable to a third party's ownership interest in the Properties) will be nonqualifying income for purposes of the 75% and 95% gross income tests. In addition, any fees received, directly or indirectly, by the Operating Partnership in exchange for providing services with respect to properties owned by unrelated third parties will not be qualifying income for purposes of the 75% and 95% gross income tests. Furthermore, to the extent that the Company receives interest that is accrued on the late payment of the Rent, such amounts will not qualify as "rents from real property" and, thus, will not be qualifying income for purposes of the 75% gross income test, but instead will be treated as interest that qualifies for the 95% gross income test. The Company believes that the aggregate amount of any such nonqualifying income in any taxable year has not caused and will not cause the Company to fail to satisfy either the 75% or 95% gross income test.

     REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. The Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if the Company does receive any such income, the Company will make an election to treat the related property as foreclosure property.

     If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of the 75% or 95% gross income test. The Company anticipates that any income it receives with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.

     The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by the Company or the Operating Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of the Company's or the Operating Partnership's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     It is possible that, from time to time, the Company or the Operating Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Operating Partnership enters into an interest rate swap, cap agreement, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risks with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that the Company or the Operating Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations--Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed on (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test multiplied by (ii) a fraction intended to reflect the Company's profitability.

     ASSET TESTS

     The Company, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership, the Noncorporate Subsidiaries, and any qualified REIT subsidiary). See "Proposed Tax Legislation."

     For purposes of the asset tests, the Company is deemed to own its proportionate share of the assets of the Operating Partnership and each Noncorporate Subsidiary, rather than its interests in those entities. The Company has represented that at least 75% of the value of its total assets has been and will be represented by real estate assets, cash and cash items (including receivables), and government securities. The Company, through the Operating Partnership, owns 100% of the nonvoting stock of the Manager and holds certain unsecured notes issued by the Manager. The Company does not own, directly or indirectly, any of the voting stock of the Manager and believes that the value of its ownership interest in the Manager does not exceed 5% of the value of its total assets. In addition, the Company has represented that it has not owned, and will not own (A) securities of any one issuer the value of which exceeds 5% of the value of the Company's total assets or (B) more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership, the Noncorporate Subsidiaries, and any qualified REIT subsidiary). In addition, the Company has represented that it will not acquire or dispose, or cause the Operating Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     DISTRIBUTION REQUIREMENTS

     The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute with respect to each taxable year dividends (other than capital gain dividends and retained capital gains) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirement. The Company may elect to retain and pay income tax on its long-term capital gains. Any such retained amount will be treated as having been distributed by the Company for purposes of the 4% excise tax described above.

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of Preferred Shares or Common Shares.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement, for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

     RECORDKEEPING REQUIREMENTS

     Pursuant to applicable Treasury Regulations, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has complied and intends to continue to comply with such requirements in the future.

     PARTNERSHIP ANTI-ABUSE RULE

     The U.S. Treasury Department has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. The Company believes that the Anti-Abuse Rule will not have any adverse impact on its ability to qualify as a REIT. However, the Exchange Rights do not conform in all respects to the redemption rights described in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership or a Noncorporate Subsidiary for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

     FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Company's shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

     TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions are made out of the Company's current or accumulated earnings and profits, the Company's earnings and profits will be allocated first to the Preferred Shares and then to the Common Shares. As used herein, the term "U.S. shareholder" means a holder of Offered Securities that for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Offered Securities. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Company may elect to retain and pay income tax on its net long-term capital gains. In that case, the Company's shareholders would include in income their proportionate share of the Company's undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by the Company.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Offered Securities, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Offered Securities, such distributions will be included in income as gains from the sale or exchange of a capital asset, assuming the Offered Securities are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Offered Securities will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Offered Securities (or distributions treated as such), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company has notified and will continue to notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

     TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

     In general, any gain or loss realized upon a taxable disposition of the Offered Securities by a shareholder who is not a dealer in securities will be treated as capital gain or loss if the Offered Securities have been held as a capital asset. Such gain or loss will generally constitute either short-term, mid-term or long-term capital gain or loss depending on the length of time the shareholder holds the securities. However, any loss upon a sale or exchange of Offered Securities by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Offered Securities may be disallowed if other Offered Securities are purchased within 30 days before or after the disposition.

     CAPITAL GAINS AND LOSSES

     The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) held for more than 18 months is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its noncorporate stockholders at a 20%, 25%, or 28% rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company reports and will continue to report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Service has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. Those regulations alter the current system of backup withholding compliance and will be effective for distributions made after December 31, 1998. See "--Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Offered Securities with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) the Company is a "pension-held" REIT (i.e., either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares). Because the Ownership Limitation prohibits any pension trust from owning more than 8.5% of the Common Shares or more than 9.8% of any class or series of the Preferred Shares, the Company should not be a "pension-held" REIT.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE OFFERED SECURITIES, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company.
Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Offered Securities is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service has issued final regulations that modify the manner in which the Company complies with the withholding requirements. Those regulations are effective for distributions made after December 31, 1998. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Offered Securities, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Offered Securities, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. Amounts so withheld, however, are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     The Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. However, because the Offered Securities will be publicly traded, no assurance can be given that the Company is or will continue to be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owned, actually or constructively, 5% or less of the Common Shares or Preferred Shares at all times during a specified testing period will not be subject to tax under FIRPTA if the Common or Preferred Shares, as applicable, are "regularly traded" on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Offered Securities is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Offered Securities were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

PROPOSED TAX LEGISLATION

     On February 2, 1998, President Clinton released his budget proposal for fiscal year 1999 (the "Proposal"). Two provisions contained in the Proposal potentially could affect the Company if enacted in final form as presently proposed. First, the Proposal would prohibit a REIT from owning, directly or indirectly, more than 10% of the voting power or value of all classes of a C
                                              --
corporation's stock (other than the stock of a qualified REIT subsidiary). Currently, a REIT may own no more than 10% of the voting stock of a C corporation (other than the stock of a qualified REIT subsidiary), but its ownership of the nonvoting stock of a C corporation is not limited (other than by the rule that the value of a REIT's combined equity and debt interest in a C corporation may not exceed 5% of the value of a REIT's total assets). That provision is proposed to be effective with respect to stock in a C corporation acquired by a REIT on or after the date of "first committee action" (i.e., first
                                                                     - -
action by the House Ways and Means Committee with respect to the provision) ("First Committee Action"). A REIT that owns stock in a C corporation in excess of the new ownership limit prior to First Committee Action would be "grandfathered," but only to the extent that the corporation does not engage in a new trade or business or acquire substantial new assets on or after the date of First Committee Action. The Company, through the Operating Partnership, currently owns 100% of the nonvoting stock of the Manager. See "--Manager." If enacted as presently written, that provision could prevent the Manager from expanding its current operations and would significantly limit the Company's ability to use other taxable subsidiaries to conduct businesses the income from which would be nonqualifying income if received directly by the Company.

     Second, the Proposal would require recognition of any built-in gain associated with the assets of a "large" C corporation (i.e., a C corporation whose stock has a fair market value of more than $5 million) upon its conversion to REIT status or merger into a REIT. That provision is proposed to be effective for conversions to REIT status effective for taxable years beginning after January 1, 1999 and mergers of C corporations into REITs that occur after December 31, 1998. This provision would require immediate recognition of any "built-in gain" of an acquired C corporation that is determined to be "large" if, at any time after December 31, 1998, such corporation merges into the Company.

     On March 26, 1998, Representative Archer and Senator Roth introduced bills in the U.S. House of Representatives and U.S. Senate relating to the Proposal; however, such bills did not address either the ownership of a nonqualified REIT subsidiary or the recognition of built-in gain by a C corporation converting into or merging into a REIT. If legislation relating to the ownership of nonqualified REIT subsidiaries or the recognition of built-in gain is introduced and eventually enacted, it may be effective as of First Committee Action, March 26, 1998.

OTHER TAX CONSEQUENCES

     The Company, the General Partner, the Operating Partnership, the Manager, a Noncorporate Subsidiary, or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. Such state and local tax treatment may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas, including REITs that are organized as corporations. While the Trust is organized as a Maryland real estate investment trust and is therefor not subject to the Texas franchise tax, it owns, directly or indirectly, certain qualified REIT subsidiaries and limited liability companies that are subject to the tax. The Texas franchise tax imposed on a corporation doing business in Texas generally is equal to the greater of
(i) .25% of "taxable capital" (generally, financial accounting net worth with certain adjustments) apportioned to Texas; or (ii) 4.5% of "taxable earned surplus" (generally, federal taxable income with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based upon a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas and the denominator of which is the corporation's gross receipts from all sources.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE NONCORPORATE SUBSIDIARIES

     The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Operating Partnership and the Noncorporate Subsidiaries (each of the Operating Partnership and the Noncorporate Subsidiaries is referred to herein as a "Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     CLASSIFICATION AS A PARTNERSHIP

     The Company will be entitled to include in its income its distributive share of each Partnership's income and to deduct its distributive share of each Partnership's losses only if each Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

     In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any of its members was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. Each Partnership in existence on January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. In addition, no Partnership was notified by a taxing authority on or before May 8, 1996 that its classification was under examination. The Partnerships intend to continue to be classified as partnerships and the Company has represented that no Partnership will elect to be treated as an association taxable as a corporation for federal income tax purposes under the Check-the-Box Regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "-- Requirements for Qualification--Income Tests." The U.S. Treasury Department has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion. If a Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

     If for any reason one of the Partnerships were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company likely would not be able to qualify as a REIT. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests" and "-- Requirements for Qualification--Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

     INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

     Partners, Not Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from such Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The Operating Partnership generally has elected to use the traditional method for allocating Code section 704(c) items with respect to the Properties it acquires in exchange for Units.

     Under the Operating Partnership Agreement, depreciation or amortization deductions of the Operating Partnership generally are allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to the Properties that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on the sale of a Property contributed to the Operating Partnership in exchange for Units will be specially allocated to the contributor to the extent of any "built-in" gain with respect to such Property for federal income tax purposes. Depending on the allocation method elected under Code section 704(c), it is possible that the Company (i) may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed Properties than would be allocated to the Company if such Properties were to have a tax basis equal to their fair market value at the time of contribution and (ii) may be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic profit allocated to the Company as a result of such sale. These allocations may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirement, although the Company does not anticipate that this event will occur. The foregoing principles also will affect the calculation of the Company's earnings and profits for purposes of determining which portion of the Company's distributions is taxable as a dividend. The allocations described in this paragraph may result in a higher portion of the Company's distributions being taxed as a dividend than would have occurred had the Company purchased the Properties for cash.

     Basis in Operating Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally is equal to
(i) the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) increased by (A) its allocable share of the Operating Partnership's income and (B) its allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Operating Partnership's loss and (B) the amount of cash distributed to the Company, including constructive cash distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

     If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     SALE OF THE OPERATING PARTNERSHIP'S OR A NONCORPORATE SUBSIDIARY'S PROPERTY

     Generally, any gain realized by a Partnership on the sale of property held for more than one year but not more than 18 months will be mid-term capital gain, and any gain realized on the sale of property held for more than 18 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of the Properties contributed to the Partnership in exchange for partnership interests therein will be allocated first to the contributor under section 704(c) of the Code to the extent of the contributor's "built-in gain" on those Properties for federal income tax purposes. The contributors' "built-in gain" on the Properties sold will equal the excess of the contributors' proportionate share of the book value of those Properties over the contributors' tax basis allocable to those Properties at the time of the sale. Any remaining gain recognized by a Partnership on the disposition of the contributed Properties, and any gain recognized upon the disposition of the Properties acquired by a Partnership for cash, will be allocated among the partners in accordance with their respective percentage interests in the Partnership. The Bylaws of the Company provide that any decision to sell any real estate asset in which a trustee, or officer of the Company, or any Affiliate of the foregoing, has a direct or indirect interest, will be made by a majority of the Trustees including a majority of the Independent Trustees. See "Policies with Respect to Certain Activities--Conflict of Interest Policies-- Declaration of Trust and Bylaw Provisions."

     The Company's share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations--Requirements For Qualification--Income Tests" above. The Company, however, does not presently intend to acquire or hold or to allow a Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

     MANAGER

     The Operating Partnership owns 100% of the nonvoting stock of the Manager, which stock represents in the aggregate a 95% economic interest in the Manager. The Operating Partnership also holds notes issued by the Manager in the aggregate initial principal amount of $34.75 million. By virtue of its ownership of the Operating Partnership, the Company is considered to own its pro rata share of such stock and notes.

     As noted above, for the Company to qualify as a REIT the value of the equity and debt securities of the Manager held, directly or indirectly, by the Company may not exceed 5% of the total value of the Company's assets. In addition, the Company may not own, directly or indirectly, more than 10% of the voting stock of the Manager. The Company does not own, directly or through the Operating Partnership, any of the voting securities of the Manager. In addition, the Company believes that the value of the equity and debt securities of the Manager is significantly less than 5% of the total value of its assets. However, if the Service were to successfully challenge these determinations and conclude that the value of the equity and debt securities of the Manager exceeded 5% of the total assets of the Company, the Company likely would fail to qualify as a REIT. See "--Proposed Tax Legislation."

     The Manager is organized as a corporation and pays federal, state and local income taxes on its taxable income at normal corporate rates. Any such taxes reduce amounts available for distribution by the Manager, which in turn reduce amounts available for distribution to the Company's shareholders.

                             PLAN OF DISTRIBUTION

     The Company may sell Offered Securities in or outside the United States to or through underwriters or may sell Offered Securities to investors directly or through designated agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them from the Company or from purchasers of Offered Securities and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.
A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect of the delivery or performance of Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Certain of the underwriters, dealers or agents utilized by the Company in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for, the Company or one or more of its respective affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     Until the distribution of the Offered Securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the Offered Securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilizes the price of the Offered Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Securities.

     If underwriters create a short position in the Offered Securities in connection with the offering thereof, (i.e., if they sell more Offered Securities than are set forth on the cover page of the applicable Prospectus Supplement), the representatives of such underwriters may reduce that short position by purchasing Offered Securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in the applicable Prospectus Supplement.

     Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase Offered Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Offered Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of an Offered Security to the extent that it were to discourage resales of the Offered Security by purchasers in the offering.

     Neither the Company nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees or from the Commission's site on the World Wide Web at http://www.sec.gov.

     This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (Commission File No. 001-14516) under the Exchange Act are hereby incorporated by reference in this Prospectus:

     (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (2) the Company's Current Reports on Form 8-K filed on January 15, 1998, February 10, 1998, February 17, 1998 and February 25, 1998;

     (3) the description of the Common Shares contained in the Company's Registration Statement on Form 8-A, filed on October 17, 1996, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description; and

     (4) the description of the Series B Preferred Shares contained in the Company's Registration Statement on Form 8-A filed on February 17, 1998, as amended by the Company's Registration Statement of Form 8-A/A filed on March 10, 1998, including any reports filed under the Exchange Act for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offerings of all of the Offered Securities shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement relating to a specific offering of any Offered Securities or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

     The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Prentiss Properties Trust, 3890 W. Northwest Highway, Suite 400, Dallas, Texas, Attention: Secretary (telephone (214) 654-
0886).

                                LEGAL OPINIONS

     The validity of the Securities will be passed upon for the Company by Hunton & Williams, Richmond, Virginia, who will rely on Ballard Spahr Andrews & Ingersoll, LLP., Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

     The consolidated and combined financial statements of the Company as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period October 22, 1996 (inception of operations) to December 31, 1996, and the Predecessor Company (as defined therein) for the period January 1, 1996 through October 21, 1996, and the year ended December 31, 1995, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the combined statements of revenue and certain operating expenses of the Silicon Valley Properties and the Newport National Properties and the statement of revenue and certain operating expenses of the Carrara Place Property included in the Company's Current Report on Form 8-K dated February 10, 1998, all incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering are as follows:

          Securities and Exchange Commission registration fee..  $  211,386
          Accounting fees and expenses.........................     300,000
          Blue Sky fees and expenses...........................      15,000
          Legal fees and expenses..............................     375,000
          Printing.............................................     300,000
          Miscellaneous........................................      98,614
                                                                 ----------
               TOTAL...........................................  $1,300,000
                                                                 ==========

     ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS


     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as present or former shareholder. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or
(c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16.  EXHIBITS

4.1/*/    Form of Common Shares Certificate.

4.2/*/    Form of Amended and Restated Declaration of Trust of the Company

4.3 Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series A Preferred Shares (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed January 15, 1998)

4.4 Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series B Preferred Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-K filed February 17, 1998)

4.5/*/    Bylaws of the Company

4.6 Rights Agreement, dated February 6, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as an Exhibit to the Company's Registration Statement on Form 8-A filed on February 17, 1998.

4.7       Form of Rights Certificate (included as Exhibit A to the Rights
          Agreement).

5.1       Opinion of Hunton & Williams.

8.1       Opinion of Hunton & Williams regarding tax matters.

23.1      Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1).

23.2      Consent of Ballard Spahr Andrews and Ingersoll, LLP.

23.3      Consent of Coopers & Lybrand L.L.P.

24 Power of Attorney (located on the signature page of this Registration Statement)

_______________________________
/*/ Filed as an Exhibit to the Company's Registration Statement on Form S-11, File No. 33-09863, as amended, and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in subparagraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant further hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of April, 1998.

                                    Prentiss Properties Trust,
                                    a Maryland real estate investment trust
                                    (Registrant)


                                    By: /s/ Thomas F. August
                                       ----------------------------------------
                                                   Thomas F. August
                                          President and Chief Operating Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Michael V. Prentiss, Thomas F. August and Gregory S. Imhoff, or any of them, his true and lawful attorney-in-fact, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement, to sign any Registration Statements filed pursuant to Rule 462(b) of the Securities Act of 1933, and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact may do or cause to be done by virtue of these presents.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 3rd day of April, 1998 by the following persons in the capacities indicated.

               SIGNATURE                      TITLE
               ---------                      -----


  /s/ Michael V. Prentiss
--------------------------------
      Michael V. Prentiss          Chairman of the Board and Chief Executive
                                   Officer (Principal Executive Officer)


  /s/ Thomas F. August
--------------------------------
      Thomas F. August             President, Chief Operating Officer and
                                   Trustee


  /s/ Thomas J. Hynes, Jr.
--------------------------------
      Thomas J. Hynes, Jr.         Trustee


  /s/ Barry J.C. Parker
--------------------------------
      Barry J.C. Parker            Trustee


  /s/ Leonard M. Riggs, Jr.
--------------------------------
      Leonard M. Riggs, Jr.        Trustee



--------------------------------
      Ronald G. Steinhart          Trustee

  /s/ Lawrence A. Wilson
--------------------------------
      Lawrence A. Wilson            Trustee


  /s/ Mark R. Doran
--------------------------------
      Mark R. Doran                 Executive Vice President, Chief Financial
                                    Officer and Treasurer (Principal Financial
                                    Officer)

  /s/ Richard J. Bartel
--------------------------------
      Richard J. Bartel             Executive Senior Vice President--Financial
                                    Operations and Administration, and Chief
                                    Administrative Officer (Principal Accounting
                                    Officer)

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    EXHIBIT                                                    PAGE
------    -------                                                    ----

4.1/*/    Form of Common Shares Certificate.

4.2/*/    Form of Amended and Restated Declaration of Trust of the Company

4.3 Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series A Preferred Shares (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed January 15, 1998)

4.4 Articles Supplementary to the Amended and Restated Declaration of Trust Classifying and Designating the Series B Preferred Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-A filed February 17, 1998)

4.5/*/    Bylaws of the Company

4.6 Rights Agreement, dated February 6, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as an Exhibit to the Company's Registration Statement on Form 8-A filed on February 17, 1998.

4.7       Form of Rights Certificate (included as Exhibit A to the Rights
          Agreement).

5.1       Opinion of Hunton & Williams.

8.1       Opinion of Hunton & Williams regarding tax matters.

23.1      Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1).

23.2      Consent of Ballard Spahr Andrews and Ingersoll, LLP.

23.3      Consent of Coopers & Lybrand L.L.P.

24 Power of Attorney (located on the signature page of this Registration Statement)

_______________________________
/*/ Filed as an Exhibit to the Company's Registration Statement on Form S-11, File No. 33-09863, as amended, and incorporated by reference herein.